Exhibit 99.1

         CIMAREX REPORTS THIRD-QUARTER 2006 EARNINGS OF $1.11 PER SHARE

    DENVER, Nov. 6 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported third-quarter 2006 net income of $94.0 million, or $1.11 per diluted share. This compares to third-quarter 2005 earnings of $64.1 million, or $0.76 per diluted share.

    Revenues from oil and gas sales in the third quarter of 2006 were $309.3 million, compared to $343.5 million in the same period of 2005. Third-quarter 2006 cash flow from operations totaled $241.7 million versus $217 million in the same period of 2005(1).

    Third-quarter 2006 gas prices decreased 19% to $6.35 per thousand cubic feet
(Mcf) and oil rose 12% to $66.57 per barrel from the same period of 2005.

    Third-quarter 2006 oil and gas production averaged 447.5 million cubic feet equivalent per day (MMcfe/d), as compared to 445.8 MMcfe/d for the same period a year earlier. The current quarter's daily production was comprised of 338 million cubic feet of gas and 18,255 barrels of oil.

    "Our quality reserve base continues to provide solid financial results and our process of rationalizing peripheral assets continues," said F.H. Merelli, Cimarex's Chairman, Chief Executive Officer and President. "Operational challenges on several significant onshore producers and completion delays in the Gulf of Mexico have affected production. Drilling results have been impacted by increased service costs and by less than expected exploration success. All of these factors force further high-grading of the drilling program and increased emphasis on cost reductions."

    Included in the current quarter's net income is an $18.3 million gain on sale of certain limited partnership interests in oil and gas properties. Net sales consideration received to date via distributions from these affiliated partnerships totaled $57.9 million.

    For the nine months ended September 30, 2006, Cimarex reported net income of $287 million, or $3.41 per diluted share, up from the $159.9 million, or $2.63 per diluted share for the comparable period of 2005. Cash flow from operations for the first nine months of 2006 totaled $704.7 million versus $450.4 million in the same period of 2005(1). Nine month results for the prior year reflect the impact of the Magnum Hunter merger beginning on June 7, 2005.

    Capital

    In the third quarter of 2006 we drilled 125 gross (81.0 net) wells and exploration and development (E&D) expenditures totaled $249.7 million, up from $192.9 million in the third quarter of 2005. We expect full-year 2006 exploration and development expenditures to approximate $1 billion.

    Hedging

    Cimarex has hedged a portion of its natural gas production through collars covering calendar years 2007 and 2008 for 80,000 and 40,000 MMBtu per day, respectively. The floor price protects our return on capital invested in certain Mid-Continent drilling programs while still allowing participation in potential price increases up to the ceiling. The prices in the table below are at the Mid-Continent delivery point.

                                                                  Mid-Continent
                                                             Weighted Average Price
                                                             ----------------------
Period            Commodity    Volume/Day      Settlement       Floor      Ceiling
---------------   ---------   ------------   -------------   ----------   ---------
2007              Gas         80,000 MMBtu   Mid-Continent   $     7.00   $   10.17
2008              Gas         40,000 MMBtu   Mid-Continent   $     7.00   $    9.90

    Oil and gas collars assumed as part of the Magnum Hunter acquisition also remain in place. These contracts have not been designated for hedge accounting treatment. The following table summarizes the open contracts as of September 30, 2006:

                                                                      NYMEX
                                                             Weighted Average Price
                                                             ----------------------
Period            Commodity    Volume/Day      Settlement       Floor      Ceiling
---------------   ---------   ------------   -------------   ----------   ---------
Oct 06 - Dec 06   Gas         20,000 MMBtu   NYMEX           $     5.25   $    6.30
Oct 06 - Dec 06   Oil          1,000 Bbl     NYMEX           $    30.00   $   35.85

    Exploration and Development Activity

    Cimarex drilled 429 gross (269.9 net) wells during the first nine months of 2006, with a completion rate of 92%. At the present time we have 27 operated rigs running.

    Mid-Continent

    Cimarex drilled 235 gross (146.2 net) wells in the Mid-Continent region during the first three quarters of 2006 realizing a 98% success rate. Mid-Continent third quarter production volumes averaged 182.7 MMcfe/d, a two percent increase over second-quarter 2006.

    In the Texas Panhandle, principally targeting the Granite Wash formation at depths of 11,000-14,000 feet, Cimarex drilled 61 gross (42.6 net) wells with a 97% success rate. Meaningful wells recently brought on production in the Texas Panhandle area include the Webb 5-194 (100% working interest) at 3.6 MMcfe/d, Webb 4-194 (75% working interest) at 3.4 MMcfe/d, Earp 3-60 (100% working interest) at 2.7 MMcfe/d and the Earp 3-59 (75% working interest) at 2.4 MMcfe/d.

    Exploitation activity in the Panoma gas field, also located in the Texas Panhandle, consisted of drilling 75 (73.4 net) infill wells with a 100% success rate. These wells target the Brown Dolomite formation at 2,200 feet. This drilling has increased gross field production by 5.1 MMcfe/d.

    In the Anadarko Basin of western Oklahoma, Cimarex drilled 71 gross (13.1 net) wells realizing a 99% success rate. Wells in this area generally target the Red Fork and Clinton Lake/Atoka at depths of 12,000-15,000 feet. A notable Clinton Lake well, the Patricia 1-29 (56% working interest), commenced production averaging 6.5 MMcfe/d. In southern Oklahoma, Cimarex drilled 13 gross (10.4 net) wells with an 85% success rate including the Eola Robberson field's, Harmon Heirs 4-8H (100% working interest) producing at 2.0 MMcfe/d.

    Cimarex currently has 11 operated rigs drilling in the Mid-Continent region.

    Permian Basin

    Permian Basin drilling for the first nine months of 2006 totaled 125 gross (92.0 net) wells, 97% of which were completed as producers. Permian Basin third-quarter 2006 production volumes averaged 130.2 MMcfe/d as compared to
137.6 MMcfe/d in the second quarter of 2006.

    In southeast New Mexico, two wells the Laguna Deep 8 (94% working interest) and the New Mexico DD State 3 (100% working interest) declined rapidly as a result of smaller than anticipated reservoir size and/or water encroachment. Net daily production from these two wells decreased 5.3 MMcfe/d from the second to the third quarter of 2006. Year-to-date southeast New Mexico drilling totaled 43 gross (31.6 net) wells with a 93% success rate in the Morrow, Atoka and Strawn formations. Initial production rates averaged 1.5 MMcfe/d. Notable wells in Eddy County, New Mexico include the Ozley 25 (100% working interest) at 2.9 MMcfe/d, White City 31 (100% working interest) at 2.7 MMcfe/d and the Parks 1 (62.5% working interest) at 2.6 MMcfe/d.

    In West Texas, a total of 70 gross (51.9 net) wells were drilled, of which 99% were successful. Included in the West Texas program is exploitation of the Westbrook Unit (90% working interest) where 32 infill wells have been drilled and completed in the Clearfork formation at 3,200 feet. Other geologic targets in West Texas include the Devonian, Ellenburger, Bone Springs and Spraberry. Cimarex has drilled or participated in 17 (5.8 net) Devonian wells in the Arbol de Nada field, five gross (five net) Ellenburger wells in the Will-O field, and four gross (1.8 net) Bone Springs wells in the War-Wink field.

    Cimarex has 11 operated rigs drilling in the Permian Basin, six in southeast New Mexico and five in West Texas.

    Gulf Coast

    Cimarex drilled 37 gross (21.2 net) Gulf Coast area wells during the first nine months of 2006, realizing a 65% success rate. Gulf Coast third-quarter 2006 production volumes averaged 72.9 MMcfe/d as compared to 76.4 MMcfe/d in the second quarter of 2006.

    Net production from the Donald Harrington #1 (100% working interest) in south Louisiana, Rich #1 (100% working interest) and the Galloway Gas Unit #1, both in Liberty County Texas, cumulatively decreased 5.4 MMcfe/d from the second to the third quarter of 2006. The decrease in production from these wells is a result of increased water production in the primary zone, mechanical well bore failure and natural decline.

    Year-to-date Cimarex drilled or participated in 12 gross (7.7 net) Liberty County wells, eight of which were successful. The Cimarex-operated Galloway Gas Unit #2 (50% working interest) commenced production in July and is currently producing 16 MMcfe/d. In the fourth quarter, first production is expected from three Kate Dishman (60% working interest) wells at rates of 350 barrels of oil per day each. In the Mississippi Salt Basin, Cimarex drilled the Blackstone #2 (100% working interest) to a total depth of 16,546 feet. Production commenced in August at a rate of 5.5 Mcfe/d.

    Cimarex has three operated rigs drilling in the onshore Gulf Coast area.

    Gulf of Mexico

    Third-quarter Gulf of Mexico production volumes averaged 51 MMcfe/d, up from 46 MMcfe/d in the second quarter of 2006. Shut-in production volumes related to damage from last year's hurricanes decreased to approximated 1-2 MMcfe/d in the third quarter from 10-15 MMcfe/d in the second quarter. In addition, 6 MMcfe/d of production in the Main Pass area has been consistently curtailed because of weather-related difficulties impacting barging operations. To prevent such ongoing delays, work is proceeding to tie-in Main Pass oil production to a new pipeline which is expected to be completed in early 2007.

    Net volumes of 15-20 MMcfe/d from discoveries at Main Pass 185 (47% working interest), Main Pass 187 (100% working interest) and Main Pass 200 (50% working interest) are expected to begin in the first quarter of 2007. Cimarex will resume drilling on its Main Pass operated blocks in November. However, Cimarex has elected to market its operated Main Pass assets. The sales package includes these three discoveries as well as interest in 40 total blocks and 15 billion cubic feet equivalent of proved reserves.

    Outlook

    The following statements provide a summary of production and certain expense projections for the remainder of 2006.

    We estimate that fourth-quarter 2006 production volumes will range between 445-455 MMcfe/d, resulting in full-year 2006 volumes of 450-455 MMcfe/d. Fourth-quarter volume estimates have been negatively impacted by Gulf Coast operational issues, less than expected exploration success, delays in bringing on Gulf of Mexico production and completion delays in the Permian Basin.

    Expenses for the remainder of 2006 are expected to fall within the following ranges:

    Expenses ($/Mcfe):
        Production expense                             $1.00  - $1.10
        Transportation expense                          0.11  -  0.14
        DD&A and ARO accretion                          2.60  -  2.70
        General and administrative expense              0.25  -  0.28
        Production taxes (% of oil and gas revenue)      7.0% -   8.0%

    Conference call and web cast

    Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 877-715-5282 and reference call ID # 7985033 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 by using the conference ID # 7985033. The listen-only web cast of the call will be accessible via www.cimarex.com.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. See report filed on form 10Q to be filed for the period ended September 30, 2006 for further disclosures.

(1) Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

                            PRICE AND PRODUCTION DATA

                                     For the Three Months           For the Nine Months
                                      Ended September 30,           Ended September 30,
                                  ---------------------------   ---------------------------
                                      2006           2005           2006           2005
                                  ------------   ------------   ------------   ------------
Gas Production:
  Total production - Mcf            31,096,190     31,074,792     94,428,972     69,853,736
  Gas volume - Mcf per day             338,002        337,769        345,894        255,874
  Gas price - per Mcf             $       6.35   $       7.88   $       6.60   $       6.99

Oil Production (including NGL):
  Total production - barrels         1,679,470      1,656,194      4,818,606      3,269,132
  Oil volume - barrels per day          18,255         18,002         17,651         11,975
  Oil price - per barrel          $      66.57   $      59.45   $      64.11   $      54.40

                     OIL AND GAS CAPITALIZED COSTS INCURRED

                                     For the Three Months           For the Nine Months
                                      Ended September 30,           Ended September 30,
                                  ---------------------------   ---------------------------
                                      2006           2005           2006           2005
                                  ------------   ------------   ------------   ------------
                                        (in thousands)                 (in thousands)
Exploration and development       $    249,718   $    192,880   $    804,599   $    426,588
Acquisitions                               566        (15,580)         7,710      1,821,048
  Oil and gas expenditures             250,284        177,300        812,309      2,247,636

Sale proceeds *                         (4,450)       (61,339)        (4,450)       (61,686)
                                  $    245,834   $    115,961   $    807,859   $  2,185,950

    * The September 30, 2006 amounts do not include consideration received attributable to property sales by our limited partner affiliates.

                   RECONCILIATION OF CASH FLOW FROM OPERATIONS

                                     For the Three Months           For the Nine Months
                                      Ended September 30,           Ended September 30,
                                  ---------------------------   ---------------------------
                                      2006           2005           2006           2005
                                  ------------   ------------   ------------   ------------
                                        (in thousands)                 (in thousands)
Net cash provided by
 operating activities             $    215,352   $    218,269   $    677,136   $    417,475
    Increase in operating
     assets and liabilities             26,329         (1,236)        27,523         32,916

Cash flow from operations         $    241,681   $    217,033   $    704,659   $    450,391

    Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

    CONDENSED INCOME STATEMENTS (unaudited)

                                     For the Three Months           For the Nine Months
                                      Ended September 30,           Ended September 30,
                                  ---------------------------   ---------------------------
                                      2006           2005           2006           2005
                                  ------------   ------------   ------------   ------------
                                            (In thousands, except per share data)
Revenues:
  Gas sales                       $    197,460   $    245,010   $    622,841   $    488,043
  Oil sales                            111,801         98,459        308,911        177,829
  Gas gathering, processing,
   and net marketing                    13,621         19,625         39,761         23,224
                                       322,882        363,094        971,513        689,096
Costs and expenses:
  Depreciation, depletion and
   amortization                        104,904         82,826        290,305        172,493
  Asset retirement obligation
   accretion                             1,977          1,331          4,918          2,266
  Production                            42,624         40,473        128,200         68,056
  Transportation                         5,845          4,237         15,636         10,319
  Gas gathering and processing           7,325         13,750         20,264         15,612
  Taxes other than income               22,912         21,418         68,392         45,913
  General and administrative            10,804          8,418         31,679         23,967
  Stock compensation, net                2,265          1,225          6,329          3,663
  Expenses related to merger                --          1,402            (61)         8,087
  (Gain) Loss on  derivative
   instruments                          (4,782)        81,946        (23,598)        83,976
                                       193,874        257,026        542,064        434,352

Operating income                       129,008        106,068        429,449        254,744

Other (income) and expense:
  Interest expense net of
   capitalized interest of
   $6,726, $4,978, $18,555 and
   $6,157, respectively                  1,388          3,302          3,446          6,082
  Amortization of fair
   value of debt                          (947)          (771)        (2,838)        (1,187)
  Other, net                           (20,137)         3,456        (25,515)          (700)

Income before income
 tax expense                           148,704        100,081        454,356        250,549
Income tax expense                      54,747         36,006        167,382         90,632

Net income                        $     93,957   $     64,075   $    286,974   $    159,917

Earnings per share:
  Basic                           $       1.15   $       0.78   $       3.50   $       2.72

  Diluted                         $       1.11   $       0.76   $       3.41   $       2.63

Weighted average shares
 outstanding:
  Basic                                 82,052         82,284         82,062         58,815
  Diluted                               84,311         84,840         84,275         60,767

CONDENSED CASH FLOW STATEMENTS (unaudited)

                                     For the Three Months           For the Nine Months
                                      Ended September 30,           Ended September 30,
                                  ---------------------------   ---------------------------
                                      2006           2005           2006           2005
                                  ------------   ------------   ------------   ------------
                                                       (In thousands)
Cash flows from operating
 activities:
  Net income                      $     93,957   $     64,075   $    286,974   $    159,917
  Adjustment to reconcile net
   income to net cash provided
   by operating activities:
     Depreciation, depletion
      and amortization                 104,904         82,826        290,305        172,493
     Asset retirement
      obligation accretion               1,977          1,331          4,918          2,266
     Deferred income taxes              66,285         (3,475)       174,602         32,644
     Stock compensation, net             2,265          1,225          6,329          3,663
     Derivative instruments             (8,744)        65,127        (39,200)        66,538
     Gain on liquidation
      of equity investees              (18,322)            --        (18,322)            --
     Other                                (641)         5,924           (947)        12,870
  Changes in operating assets
   and liabilities:
     (Increase) decrease
      in receivables, net               (3,978)       (41,106)        51,067        (23,765)
     (Increase) decrease
      in other current assets            1,270        (12,458)        (9,454)       (24,420)
     Increase (decrease) in
      accounts payable and
      accrued liabilities              (23,391)        54,213        (69,336)        15,081
     Increase (decrease)
      in other non-current
      liabilities                         (230)           587            200            188

         Net cash provided by
          operating activities         215,352        218,269        677,136        417,475

Cash flows from investing
 activities:
  Oil and gas expenditures            (260,368)      (193,763)      (802,155)      (398,191)
  Acquisition of oil and
   gas properties                         (789)        (1,271)        (5,530)        (1,973)
  Merger related costs                      --            (25)          (439)       (12,405)
  Cash received in connection
   with acquisition of MHR                  --             --             --         33,407
  Proceeds from sale of assets           5,059         70,171         10,659         70,576
  Distributions received from
   equity investees                     57,871            215         58,285            235
  Other expenditures                    (8,154)        (2,651)       (23,212)       (20,033)

         Net cash used by
          investing activities        (206,381)      (127,324)      (762,392)      (328,384)

Cash flows from financing
 activities:
  Borrowings (payments)
   on long-term debt, net               (3,000)      (128,358)        50,000       (188,422)
  Treasury stock acquired                   --             --        (11,016)            --
  Dividends paid                        (3,345)            --        (10,006)            --
  Proceeds from issuance
   of common stock and other                69          7,581          2,715         11,058

         Net cash (used in)
          provided by financing
          activities                    (6,276)      (120,777)        31,693       (177,364)

Net change in cash and cash
 equivalents                             2,695        (29,832)       (53,563)       (88,273)
Cash and cash equivalents
 at beginning of period                  5,389         57,305         61,647        115,746
Cash and cash equivalents
 at end of period                 $      8,084   $     27,473   $      8,084   $     27,473

BALANCE SHEETS (unaudited)

                                             September 30,     December 31,
                                                  2006             2005
                                             -------------    -------------
                                                     (In thousands,
                                                   except share data)
                  Assets
Current assets:
  Cash and cash equivalents                  $       8,084    $      61,647
  Receivables, net                                 256,206          289,184
  Inventories                                       46,233           34,784
  Deferred income taxes                             11,056           17,959
  Derivative instruments, net                       19,395               --
  Other current assets                              13,247           25,454

    Total current assets                           354,221          429,028

Oil and gas properties at cost, using
 the full cost method of accounting:
  Proved properties                              4,348,788        3,602,797
  Unproved properties and properties
   under development, not being amortized          462,036          388,839
                                                 4,810,824        3,991,636

  Less - accumulated depreciation,
   depletion and amortization                   (1,392,650)      (1,114,677)

    Net oil and gas properties                   3,418,174        2,876,959

Fixed assets, net                                   91,272           86,916
Goodwill                                           691,432          717,391
Derivative instruments                               9,976               --
Other assets, net                                   38,780           70,041
                                             $   4,603,855    $   4,180,335

     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                           $      53,650    $      81,947
  Accrued liabilities                              154,153          179,076
  Derivative instruments                                --           41,926
  Revenue payable                                   99,594           94,469

    Total current liabilities                      307,397          397,418

Long-term debt                                     399,613          352,451
Deferred income taxes                              867,724          717,790
Other liabilities                                  122,436          117,223

Stockholders' equity:
  Preferred stock, $0.01 par value,
   15,000,000 shares
   authorized, no shares issued                         --               --
  Common stock, $0.01 par value,
   200,000,000 shares authorized,
   83,928,841 and 83,524,285 shares
   issued, respectively                                839              835
  Treasury stock, at cost, 1,078,822
   and 1,146,822 shares held, respectively         (40,628)         (43,554)
  Paid-in capital                                1,864,054        1,865,597
  Unearned compensation                                 --          (15,862)
  Retained earnings                              1,062,011          788,356
  Accumulated other comprehensive income            20,409               81
                                                 2,906,685        2,595,453
                                             $   4,603,855    $   4,180,335

SOURCE  Cimarex Energy Co.
    -0-                             11/06/2006
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /